SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                         STANDARD MOTOR PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 17, 2001





                                                                April 17, 2001

To the Shareholders of
STANDARD MOTOR PRODUCTS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STANDARD MOTOR PRODUCTS, INC. (the "Company") will be held in the offices of The Chase Manhattan Bank, 270 Park Avenue, New York, NY 10017, on Thursday, the 17th day of May, 2001 at 2:00 o'clock in the afternoon (New York Time). The meeting will be held for the following purposes:

     1. To elect eleven directors of the Company, all of whom shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified. \

     2. To consider and vote upon a shareholder proposal concerning preferred share purchase rights; and

     3. To transact such other business as may properly come before the meeting.

     Whether or not you plan to attend the Meeting, please vote, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and return it in the preaddressed envelope, to which no postage need be affixed, if mailed in the United States.



                                           By Order of the Board of Directors

                                                               SANFORD KAY
                                                               Secretary

ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 6, 2001 WILL BE ENTITLED TO NOTICE OF OR TO VOTE AT THE MEETING, OR ANY ADJOURNMENT THEREOF

                         STANDARD MOTOR PRODUCTS, INC.
            37-18 NORTHERN BOULEVARD o LONG ISLAND CITY, N.Y. 11101


MANAGEMENT PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, May 17, 2001

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Motor Products, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 17, 2001, or at any adjournment thereof. Proxy material is being mailed on or about April 17, 2001, to the Company's approximately 583 shareholders of record. The total number of shares outstanding and entitled to vote on April 6, 2001, was:

           Common Stock . . . . . . . . . . . . . . . . . 12,445,179

     The purposes of the annual meeting are: (1) to elect eleven directors, (2) to consider and vote upon a shareholder proposal concerning preferred share purchase rights, and (3) to transact such other business as may properly come before the meeting.

Proposal 1. Election of Directors

     At the annual meeting, eleven directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Unless otherwise specified in the proxy, the shares represented by the proxy hereby solicited will be voted by the persons designated as proxies for the persons named below, all of whom are currently directors of the Company. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees named and for such substitute nominees as the management may recommend.

     The nominees are: Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis, Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman, Arthur S. Sills, Lawrence
I. Sills, Peter J. Sills, Robert J. Swartz and William H. Turner.

Proposal 2: Shareholder Proposal Concerning Preferred Share Purchase Rights

     GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, which claims beneficial ownership of 2,510,024 shares of the Company's common stock (as shown in an amendment filed with the Securities and Exchange Commission on September 7, 2000 with respect to its earlier Schedule 13D), has submitted the following proposal:

     "RESOLVED: that the shareholders of Standard Motor Products, Inc. (the "Company") hereby request the Board of Directors to redeem the Preferred Share Purchase Rights issued pursuant to the Rights Agreement dated as of February 15, 1996, unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as practical."

     The shareholder's statement in support of the proposal is as follows:

     "As of February 15, 1996, the Board of Directors adopted a Rights Agreement, which authorized the issuance of one Preferred Share Purchase Right (the "Rights") for each outstanding share of common stock of the Company. These Rights are a type of corporate anti-takeover device, commonly known as a "poison pill."

     "The Rights generally are exercisable when a person or group acquires a beneficial interest in 20% or more of the common stock of the Company, or upon the commencement or public announcement of the intention of any person to commence a tender or exchange offer that would result in any person becoming the beneficial owner of 20% or more of the Company's common stock. The result of the issuance of the Rights is to vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. The Company may redeem the Rights for $.001 per Right.

     "We believe the shareholders are entitled to decide on what is a fair price for their holdings. However, as a consequence of the poison pill, potential bidders for the Company's stock are forced to negotiate with management, and are effectively precluded from taking their offer directly to the shareholders.

     "The Board, in an effort to improve shareholder value, should redeem the Rights or put their continuance to a shareholder vote as soon as practical."

     GAMCO Investors, Inc. Urges Shareholders To Vote For This Resolution.

                                 -------------

     Your Board of Directors Recommends a Vote Against the Above Proposal.

     The Board of  Directors  adopted the  Company's  Preferred  Share  Purchase
Rights Agreement in February 1996 to enhance the ability of the Board to preserve and protect shareholder value in the event of certain unsolicited takeover attempts. Similar rights plans have been adopted by a majority of the corporations included in the Standard & Poor's 500.

     The Board believes the Rights Agreement allows the Company to more effectively address situations involving a potential change in control or sale of our Company. A potential acquiror who obtained beneficial ownership of more than 20% of the Company's voting stock, without approval of the Board, would risk substantial dilution of its holdings through operation of the Rights Agreement. As a result, the Board believes that the Rights Agreement encourages a potential acquiror to negotiate directly and in good faith with the Board. By encouraging negotiation, the Rights Agreement puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all shareholders may not share in the premium associated with a change in control. The Rights Agreement also gives the Board, as elected representatives of the shareholders, flexibility and a greater period of time within which it can properly evaluate and determine if an offer reflects the full value of the company and is fair to all shareholders, and if not, to reject the offer or to seek an alternative that meets these criteria.

     The Rights Agreement is not intended to and will not prevent a takeover on terms determined by the Board to be fair and equitable to all shareholders. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all stockholders, the Board may redeem the Rights.

     A study released by Georgeson & Co. in November 1997 found that takeover bids were actually more likely to be completed when the target had a rights plan. Georgeson also concluded that, from 1992 to 1996, companies with rights plans received an added $13 billion in additional takeover premiums than did companies without rights plans.

     The Board's fiduciary duty to the shareholders dictates that it evaluate the merits of each and every acquisition proposal presented to it and seek to insure that any proposed business combination or acquisition delivers full value to the shareholders. The Board believes that the adoption of a Rights Agreement is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of the shareholders. Redeeming the Rights would remove an important tool that the Board believes it should have for the protection of shareholders. The Board therefore believes that any decision to redeem the Rights should be made in the context of a specific acquisition proposal.

     FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                 -------------

Information With Respect to Nominees and Major Shareholders

     Information  with respect to each nominee is set forth in Chart "A" on page
3. Additional information with respect to major shareholders of the Company, including their percentage ownership in the Company's voting stock is set forth in Chart "B" on page 4.

     Beneficial shares of Common Stock owned directly or held as trustee by Fife family members aggregate 2,382,539 shares (19.2%). Shares of Common Stock owned directly or held as trustee by Sills family members aggregate 2,693,154 shares (21.5%). The 252,125 shares of Common Stock owned by charitable foundations of which various members of the Fife and Sills families are trustees represent 2.0% of the total outstanding voting securities of the Company.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 2000 all
Section 16(a) filing requirements applicable to its officers and directors were complied with.


                       CHART A--INFORMATION ABOUT NOMINEES

                                                                                Has            Shares of Common Stock
                                Office with Company and                       Served         Beneficially Owned Directly
                                Principal Occupation                        as Director          or Indirectly as of
      Name                Age   During the Past Five Years                     Since               March 15, 2001*
-------------------------------------------------------------------------------------------------------------------------
Marilyn F. Cragin. . . .  49    Director of the Company (7)                    1995                  536,548
                                                                                                     70,960 (1)
                                                                                                     32,801 (2)
                                                                                                     495,273 (3)
Arthur D. Davis . . . . . 53    Vice Chairman of the Board and
                                Director of the Company (8)                    1986                  87,369
                                                                                                     452,407 (1)
                                                                                                     247,637 (3)

Susan F. Davis . . . . .  52    Director of the Company (9)                    1998                  98,236
                                                                                                     31,600 (2)
                                                                                                     247,637 (3)

Robert M. Gerrity . . . . 63    Director of the Company                        1996                  7,283
                                Chairman & CEO, Antrim Group, Inc. (10)

John L. Kelsey  . . . . . 75    Director of the Company (11)                   1964                  8,964


Kenneth A. Lehman . . . . 57    Director of the Company                        1999                  2,153
                                Managing Director, KKP Group LLC (12)

Arthur S. Sills . . . . . 57    Director of the Company (13)                   1995                  480,444
                                                                                                     38,976 (1)

Lawrence I. Sills . . . . 61    Chief Executive Officer, Chairman              1986                  637,307 (4)
                                And Director of the Company (14)                                     328,663 (1)
                                                                                                     608,164 (5) (6)

Peter J. Sills . . . . .  54    Director of the Company (15)                   2000                  492,685
                                                                                                     38,976 (1)

Robert J. Swartz . . . .  75    Director of the Company                        1992                  6,621
                                Former Senior Partner of KPMG LLP (16)

William H. Turner . . . . 61    Director of the Company                        1990                  8,283
                                Chairman, PNC Bank, N. A. New Jersey (17)

--------------------------------------------------------------------------------
(1) Shares are subject to family trusts in which beneficial ownership is disclaimed.

(2)  Held as custodian for minor children.

(3) Arthur D. Davis, Susan F. Davis, Marilyn F. Cragin and John Cragin (Marilyn's husband) are trustees of various Fife family trusts which total 990,547 shares.

(4) Includes 4,026 shares allocated to the account of Lawrence I. Sills under the Company's ESOP.

(5) Shares in the Estate of Nathaniel L. Sills of which Lawrence I. Sills is Executor.

(6)  Excludes 143,062 shares held in the Sills Family Foundation.

(7) Marilyn F. Cragin is an adult daughter of Bernard Fife (deceased) and sister of Susan F. Davis. She is a co-owner of an art gallery. Prior to that she was a practicing psychotherapist.

(8)  Arthur D. Davis is an adult son-in-law of Bernard Fife and husband of Susan
     F. Davis. He was appointed Vice President, Materials Management of the Company in May 1986 and held that position until January 1989 when he resigned this position. He was appointed Vice Chairman of the Board on December 14, 2000.

(9) Susan F. Davis is an adult daughter of Bernard Fife, wife of Arthur D. Davis and sister of Marilyn F. Cragin.

(10) Mr. Gerrity has been the Chairman & CEO of the Antrim Group, Inc. since 1996. Prior to that he was the Vice Chairman of New Holland, n. v. He is also a director of Harnischfeger Industries Inc., Libralter Engineering Systems Inc. and Birmingham Steel Inc.

(11) Mr. Kelsey, now retired, was Advisory Director, PaineWebber Inc. in which capacity his responsibilities included all facets of investment banking.

(12) Mr. Lehman has been the Managing Director of the KKP Group LLC since 1999. Prior to that he was the Co-Chairman and Chief Executive Officer of Fel-Pro Incorporated from 1990 through February 24, 1998. He is also a Director of Gold Eagle Co.

(13) Arthur S. Sills is an adult son of Nathaniel l. Sills, deceased, and brother of Lawrence I. Sills and Peter J. Sills. He has been an educator and administrator for more than twenty years.

(14) Lawrence I. Sills is an adult son of Nathaniel I. Sills and brother of Arthur S. Sills and Peter J. Sills. He was appointed President of the Company in May 1986. He was appointed the Chairman of the Board on December 14, 2000.

(15) Peter Sills is an adult son of  Nathaniel  I. Sills and brother of Lawrence
     I. Sills and Arthur S. Sills. He is an attorney. He was appointed to the Board on December 14, 2000.

(16) Mr. Swartz was a senior partner in the accounting firm of KPMG LLP (and predecessor firms). On March 31, 1991 Mr. Swartz retired from KPMG LLP and is currently working as an independent financial consultant. He is the President of 745 Service Corp., Vice President of The Alco Capital Group and Vice President of Abacus Advisory and Consulting Corporation, LLC. He is also a director of Bed Bath & Beyond, Inc.

(17) Mr. Turner assumed his present position on September 8, 1999. Prior to that he was the President of PNC Bank, N.A. from August 1, 1997. He was President & Co-CEO of Franklin Electronic Publishers, Inc. from October 1, 1996 to July 31, 1997. He was the Vice Chairman, Chase Manhattan Bank, and its predecessor Chemical Banking Corporation before his employment with Franklin Electronics Publishers, Inc. He is also a director of Franklin Electronic Publishers, Inc., Volt Information Sciences, Inc. and New Jersey Resources Corporation.

* Mrs. Marilyn F. Cragin, Mr. Arthur D. Davis, Mrs. Susan F. Davis, Mr. Arthur S. Sills, Mr. Lawrence I. Sills and Peter J. Sills disclaim beneficial ownership of securities with respect to which their ownership is specified to be indirect.


        CHART B--HOLDINGS OF MANAGEMENT AND HOLDERS OF 5% OR MORE OF ANY
                    CLASS OF THE COMPANY'S VOTING SECURITIES


                                                                                            Amount and
                                                                                            Nature of
                                                                                            Beneficial
                                         Title of             Address of                    Ownership               Percent of
                                          Class            Beneficial Owner             as of March 15, 2000           Class
------------------------------------------------------------------------------------------------------------------------------
Marilyn F. Cragin (9) ........            Common        37-18 Northern Boulevard            536,548                    4.20
                                                        Long Island City, NY                 70,960 (1)                 .56
                                                                                             32,801 (2)                 .26
                                                                                            495,273 (3)                3.87

Arthur D. Davis (10) .........            Common        37-18 Northern Boulevard             87,369 (5)                 .68
                                                        Long Island City, NY                452,407 (1)                3.54
                                                                                            247,637 (3)                1.94

Susan F. Davis (11) ..........            Common        37-18 Northern Boulevard             98,236                     .77
                                                        Long Island City, NY                 31,600 (2)                 .25
                                                                                            247,637 (3)                1.94

Robert M. Gerrity ............            Common        114 Division Street                   7,283                     .06
                                                        Bellaire, MI.

John L. Kelsey ...............            Common        460 Coconut Palm Road                 8,964                     .07
                                                        Vero Beach, FL

Kenneth A. Lehman ............            Common        2715 Sheridan Road                    2,153                     .02
                                                        Evanston, IL

Arthur S. Silla (12) .........            Common        37-18 Northern Boulevard            480,444                    3.76
                                                        Long Island City, NY                 38,976 (1)                 .30

Lawrence I. Silla (13) .......            Common        37-18 Northern Boulevard            637,307                    4.98
                                                        Long Island City, NY                328,663 (1)                2.57
                                                                                            608,164 (5) (6)            4.76

Peter J. Sills(14) ...........            Common        37-18 Northern Boulevard            492,685                    3.85
                                                        Long Island City, nY                 38,976 (1)                 .30

Robert J. Swartz .............            Common        1500 Palisade Avenue                  6,621                     .05
                                                        Ft. Lee, NJ

William H. Turner                         Common        2 Tower Center Blvd                   8,283                     .06
                                                        East Brunswick, NJ
Directors and Officers as a
Group (nineteen persons) .....                                                            5,364,432 (7)               41.96

GAMCO Investors, Inc. ........            Common        One Corporate Center              2,510,024 (8)               20.02
                                                        Rye, NY

Dimensional Fund  Advisors, Inc. ..       Common        1299 Ocean Avenue                   801,150                    6.44
                                                        Santa Monica, CA

--------------------------------------------------------------------------------
(1) Shares are subject to family trusts in which beneficial ownership is disclaimed.

(2)  Held as custodian for minor children.

(3) Arthur D. Davis, Susan F. Davis, Marilyn F. Cragin and John Cragin (Marilyn's husband) are trustees of various Fife family trusts which total 990,547 shares.

(4) Includes 4,026 shares allocated to the accounts of Lawrence I. Sills under the Company's ESOP.

(5) Shares in the Estate of Nathaniel I. Sills of which Lawrence I. Sills is Executor.

(6)  Excludes   143,062  shares  of  Common  Stock  held  in  the  Sills  Family
     Foundation.

(7)  Includes 16,853 shares allocated to all officers under the Company's ESOP.

(8) In an amendment, dated September 7, 2000, to its Schedule 13D, GAMCO Investors, Inc. stated that it and certain affiliated entities beneficially owned an aggregate of 2,510,024 shares of the Company's Common Stock. As to such shares GAMCO or its affiliates state that they have sole voting power for 2,460,024.

(9) Marilyn F. Cragin is an adult daughter of Bernard Fife (deceased) and sister of Susan Davis.

(10) Arthur D. Davis is an adult son-in-law of Bernard Fife.

(11) Susan F. Davis is an adult  daughter of Bernard  Fife and sister of Marilyn
     F. Cragin.

(12) Arthur S. Sills is an adult son of Nathaniel L. Sills, deceased, and a brother of Lawrence I. Sills and Peter J. Sills.

(13) Lawrence I. Sills is an adult son of Nathaniel L. Sills and a brother of Arthur S. Sills and Peter J. Sills.

(14) Peter J. Sills is an adult son of Nathaniel I. Sills and a brother of Lawrence L. Sills and Arthur S. Sills.

* Mrs. Marilyn F. Cragin, Mr. Arthur D. Davis, Mrs. Susan F. Davis, Mr. Arthur S. Sills, Mr. Lawrence I. Sills, and Mr. Peter J. Sills disclaim beneficial ownership of securities with respect to which their ownership is specified to be indirect.

Meetings of the Board of Directors and Its Committees

     In the last full fiscal year the total number of meetings of the Board of Directors, including regularly scheduled and special meetings was six.

     The Company has a Compensation Committee and an Audit Committee of the Board of Directors, each consisting of all five independent outside directors. The members of both committees are Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman, Robert J. Swartz and William H. Turner. The Compensation Committee's function is to approve the compensation packages (salary and bonus) of the Company's officers, to administer the Company's Stock Option Plan and to review the Company's overall compensation policies. The Compensation Committee was established in late 1992 and held two meetings in 2000. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the professional services furnished by them to the Company and their Management Letter with comments on the Company's internal accounting controls. The Audit Committee met three times in 2000. The Company does not have a nominating committee charged with the search for and recommendation to the Board of potential nominees for Board positions. This function is performed by the Board as a whole, which considers all recommendations for potential nominees.

     Directors who are not officers or related to officers (the "Outside Directors") were paid a retainer of $20,000 of which at least $10,000 must be in shares of the Company's Common Stock valued as of the date of the Annual Meeting of Shareholders. The Chairman of the Audit Committee receives an additional retainer of $3,500. In addition, pursuant to the Company's Independent Outside Directors' Stock Option Plan, the Outside Directors each received a stock option grant of 2,000 shares of the Company's Common Stock with an exercise price per share equal to the price of the stock on the New York Stock Exchange as of the date of the Annual Meeting of Shareholders. Outside Directors also received $1,000 for each Board, Audit Committee and Compensation Committee meeting they attended. Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis and Arthur S. Sills received $500 for each meeting they attended. Mr. Arthur D. Davis was appointed Vice Chairman of the Board on December 14, 2000 and at that time Mr. Davis was awarded 50,000 stock options. These stock options become exercisable at the rate of 10,000 a year over five years starting in 2001. All other directors, being officers of the Company, received no payment for the fulfillment of their directorial responsibilities. Certain Transactions

     During 2000 three executive officers, Lawrence I. Sills, Chairman of the Board, John P. Gethin, President -Chief Operating Officer and James J. Burke, Vice President Finance-Chief Financial Officer were indebted to the Company as a result of loans made to them by the Company.

     Officers who are granted options under the Company's 1994 Omnibus Stock Option Plan are required to attain a Common Stock ownership position with a market value equal to 50% of the grantee's base salary within a specified period after the date of the original grant. The Compensation Committee permitted the Company to make available to each grantee a loan to achieve his stock ownership requirement at a fixed rate of interest equal to the Company's short-term interest rate the day the loan was made. The Committee also required that any loan made for the above purpose must be repaid within four years and must be collateralized by the Common Stock acquired with the loan proceeds.

   In 1997 Mr. Gethin borrowed $77,488 for the purchase of the Company's Common stock to meet the above-mentioned stock ownership requirement. At March 31, 2001, the amount of this indebtedness was $38,744. In addition, Mr. Gethin has an outstanding loan balance of $200,000 relating to his 1999 relocation to Texas to fulfill his responsibilities as General Manager of the Company's Temperature Control Division. This loan carries an interest rate equal to the Company's short-term interest rate. The terms of repayment require equal annual principal payments of one-fourth of the original principal plus accrued interest. The payments are to be made in April of each year beginning April 2001. The greatest amount of Mr. Gethin's indebtedness with respect to all loans in 2000 was $78,840.

     In November 1999 Mr. Burke borrowed $79,943 for the purchase of the Company's Common stock to meet the above-mentioned stock ownership requirement. The greatest amount of Mr. Burke's indebtedness with respect to all loans in 2000 was $78,840. At March 31, 2001, the amount of this indebtedness was $67,341.

     In August 2000 Mr. Sills borrowed $75,500 to purchase company stock under a plan that was put in place on November 11, 1999 allowing Officers of the Company to borrow up to 25% of their gross annual salary to purchase shares of the Company's common stock. The loan must be paid back in four years and carries an interest rate equal to the Company's short-term interest rate. At March 31, 2001, the amount of the indebtedness was $70,740.

EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                                          SUMMARY COMPENSATION TABLE
                                                                                               Long-Term
                                                                                             Compensation       All Other
                                                    Annual Compensation                         Awards        Compensation
Name and                                 ----------------------------------------------------------------------------------
Principal                                                                      Other        Stock Options
Position                                  Year      Salary         Bonus   Compensation (1)    Granted            (2)
----------------------------------------------------------------------------------------------------------------------------
Lawrence I. Sills  . . . . . . . . . . .  2000     $300,000      $     861                       25,000         $ 12,553
  Chief Executive Officer, Chairman       1999      300,000         25,000                       25,000           22,913
  and Director                            1998      290,000        264,271                            -           25,073

John P. Gethin . . . . . . . . . . . . .  2000      303,000              -                       20,000           12,627
  President - Chief Operating Officer     1999      295,000         24,000                       20,000           20,691
                                          1998      275,000        242,249                            -           23,069

Joseph G. Forlenza . . . . . . . . . . .  2000      293,000        144,304                       15,000           12,352
  Vice President and                      1999      280,000         26,640                       15.000           20,375
  General Manager Standard Division       1998      275,000        220,165                            -           29,653

Donald Herring. .  . . . . . . . . . . .  2000      203,000         24,825                       15,000            8,416
  Vice President - Aftermarket Sales      1999      194,000         11,097                       15,000           13,049
                                          1998      189,000        121,162                            -           18,494

James J. Burke .   . . . . . . . . . . .  2000      203,000         15,226                       47,250            8,450
  Vice President - Chief Financial
  Officer                                 1999      174,375         12,000                            -           10,029
                                          1998      145,000         64,533                         6,000          14,235

(1) Does not include compensation associated with perquisites because such amounts do not exceed the lesser of either $50,000 or 10% of total salary and bonus disclosed.

(2) Represents company contributions to the Profit Sharing, 401K, ESOP and SERP programs on behalf of the named individual.

                             OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                             Annual Rates of
                                                                                            Stock Appreciation
                                          Individual Grants                                 for Option Term (4)
                        -----------------------------------------------------------------  --------------------
                                        % Of Total
                                       Options/SARs
                          Options/      Granted to         Exercise or
                           SARs        Employees in         Base Price     Expiration
Name                    Granted (#)     Fiscal Year         ($/Sh) (1)      Dates (2)         5%          10%
---------------------------------------------------------------------------------------------------------------
Lawrence I. Sills         25,000            5%             $9.29-$11.29   5/18/06-5/18/08  $39,125     $116,766
John P. Gethin            20,000            5%             $9.29-$11.29   5/18/06-5/18/08   35,212      105,089
Joseph G. Forlenza        15,000            3%             $9.29-$11.29   5/18/06-5/18/08   23,475      70,059
Donald E. Herring         15,000            3%             $9.29-$11.29   5/18/06-5/18/08   23,475      70,059
James J. Burke            15,000            3%             $9.29-$11.29   5/18/06-5/18/08   23,475      70,059
James J. Burke (3)        32,250            7%             $21.59-$24.84   1/2/05-5/27/07        -           -

--------------------------------------------------------------------------------

(1) Except as discussed in Footnote 3, below, stock options granted in 2000 vest equally over a three year period beginning on the first anniversary of the grant. The exercise price in the first year of vesting is $9.29 and increases by $1.00 each subsequent year.

(2) Except as discussed in Footnote 3, below, stock options expire as the rate of one-third of the total grant on May 18th of each year beginning May 18, 2002.

(3) These options were granted to James Burke in 2000 with terms identical to a like number of options that had been granted in prior years to a former executive whose position Mr. Burke assumed. These options were granted with the original exercise prices from the prior years' grants. These grants vest over various periods based on terms in the original grants.

(4) The dollar amounts under these columns are the result of calculations at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.


                         OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to option exercises in 2000 by the Named Officers and the value of such Named Officers' unexercised options at December 31, 2000.

                             AGGREGATED OPTION EXERCISES IN 2000
                             AND DECEMBER 31, 2000 OPTION VALUES

                                               (1)       Number of Shares Underlying       Value of Unexercised
                            Shares                         Unexercised Options at        In-the-Money Options at
                          Acquired on         Value           Fiscal Year-End              Fiscal Year-End (2)
Name                       Exercise          Realized    Exercisable   Unexercisable   Exercisable  Unexercisable
-----------------------------------------------------------------------------------------------------------------
Lawrence I. Sills            -                   -           82,834        51,666           -             -
John P. Gethin               -                   -           48,917        44,583           -             -
Joseph G. Forlenza           -                   -           38,250        30,750           -             -
Donald Herring               -                   -           38,250        30,750           -             -
James J. Burke               -                   -           22,500        30,750           -             -

(1)  No shares of stock were acquired by exercising a stock option in 2000.

(2) Market value of unexercised options is based on the closing price of the Company's Common Stock on the New York Stock Exchange of $7.375 per share on December 29, 2000 (the last trading day of 2000), minus the exercise price. All of the stock options unexercised at December 29, 2000 have an exercise price per share greater than the market value on December 29, 2000 ($7.375) and, therefore, are not "In-the-Money."

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

The Company's Compensation Committee of the Board of Directors was established in 1992. The Committee is responsible for approving the compensation packages (base salary and bonus) of the Company's officers, for administering the Company's Stock Option Plans, and for reviewing the Company's overall compensation policies including the structure of its bonus program.

Effective January 1, 1998 the company modified its MBO Bonus Program into an Economic Value Added (EVA) based program. Simply stated, EVA is equal to net operating profit after tax, less a charge for the cost of capital. Bonuses tied to EVA are such that increasing EVA year over year will be favorable for the Company's shareholders as well as those whose compensation is based on EVA. In the event of decreasing EVA, bonuses will be affected negatively to the point of erasing the portion based upon EVA.

EVA bonuses earned in any one year may not necessarily be paid out in full. In order to promote longer-term shareholder improvement and to provide for years which may produce "negative EVA" results, the entire bonus structure is monitored through a "banking" feature. The "bank" allows only a portion of the year's earnings to be paid out in any given year, saving the remainder for lean year's growth or negative growth. Due to this feature, it is possible to receive a nominal bonus in a poor year only because the individual has a bank upon which to draw. It is also possible to completely exhaust the bank or create a negative bank. In the case of a negative bank, bonuses tied to EVA would not be paid until the bank is once again positive. However, in January 2001 any negative bank balances were reset to zero in order to preserve an incentive for continuous effort in future years.

The change to EVA was made to more closely align executive compensation to continuous improvements in corporate performance and increases in shareholder value. In this regard, the Compensation Committee endorses the following guidelines for compensation decisions:

     o Provide a competitive total compensation package that enables the Company to attract and retain key executive talent.

     o Align all pay programs with the Company's annual and long-term strategies and objectives.

     o Provide variable compensation incentives directly linked to the performance of the Company and improvement in shareholder return.

Under the EVA bonus program, the bonuses of the officers are based 80% on year-over-year improvement in Company EVA and 20% on MBO goals approved by the Compensation Committee. Earned MBO bonuses are paid out in full each year.

As part of the Company's compensation program, the Compensation Committee, from time to time, grants stock options to the Company's executive officers and other key employees. This feature further strengthens the link between continuous Company improvement and long-term compensation. These grants generally include proportional vesting over multi-year periods at increasing exercise prices. The grants also require a holding period before they may be exercised. To gain access to the non-vested portions, executive officers must retain ownership of specified numbers of shares of the Company's Common Stock.

                                  Submitted by:
                               Robert M. Gerrity
                                 John L. Kelsey
                               Kenneth A. Lehman
                                Robert J. Swartz
                               William H. Turner

                           Five Year Performance Graph
                Comparison of Five Year Cumulative Total Return*


     For Standard Motor Products, Inc., S&P 500 Index and a Peer Group (1)


                       [PERFORMANCE GRAPH APPEARS HERE]


                                  SMP    S&P   PEER
                                         500   GROUP (1)
                        1995      100    100   100
                        1996      95     123   125
                        1997      155    164   184
                        1998      167    211   213
                        1999      115    255   122
                        2000      59     232   52



Assumes $100 invested on December 31, 1995 in Standard Motor Products, Inc. Common stock, S&P 500 Index and a Peer Group (1).

*    Total Return assumes reinvestment of dividends.

(1) The Peer Group companies consist of Federal-Mogul Corp., Dana Corp., Arvin Meritor, Inc. and R&B, Inc.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee is composed of five independent Directors, met three times in 2000, and operates under a written charter
(Appendix A) adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discuss with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standard's Board.

     The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for the year 2001.

                                Audit Committee:
                           Robert J. Swartz, Chairman
                               Robert M. Gerrity
                                 John L. Kelsey
                               Kenneth A. Lehman
                               William H. Turner

INDEPENDENT AUDITORS FEES

     In addition to retaining KPMG LLP to audit the consolidated financial statements for 2000, the Company and its affiliates retained KPMG to provide various consulting services in 2000, and expect to do so in the future. The aggregate fees incurred for professional services by KPMG in 2000 were:

o Audit Fees: $511,000 for services rendered for the annual audit of the Company's consolidated financial statements for 2000 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q:

o    Tax Related Matters: $258,000 for tax services performed in 2000 and

o    All Other Fees: $131,000 for other services provided by KPMG in 2000.

Information as to Voting Securities

     The close of business on April 6, 2001 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and vote at, the Annual Meeting of Shareholders of the Company to be held on May 17, 2001.

     Holders of shares of Common Stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on the record date. On that date 12,445,179 shares of Common Stock were outstanding and entitled to vote.

Voting and Revocation of Proxies

     The persons named in the accompanying form of proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received on time. In the absence of specific instructions, proxies so received will be voted for the election of the named nominees to the Company's Board of Directors. Proxies are revocable at any time before they are exercised by sending in a subsequent proxy (with the same or other instructions), by appearing at the Annual Meeting of Shareholders and voting in person or by notifying the Company that it is revoked.

Votes Required

     Nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of a majority of the votes cast at the meeting is required to approve the shareholder proposal with respect to preferred share purchase rights. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions are counted for quorum purposes only. Broker non-votes have the same effect as abstentions.

Method and Expense of Proxy Solicitation

     The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company at nominal cost.

     The Company does not expect to pay compensation for any solicitation of proxies but may pay brokers and other persons holding shares in their names, or in the name of nominees, their expenses for sending proxy material to beneficial owners for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies.

Independent Auditors

     The Board of Directors of the Company has appointed KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 2001. Management does not believe it is necessary for shareholders to ratify this appointment due to the satisfactory services of KPMG LLP, in the prior year. There is no requirement under Federal or New York law that the appointment of independent auditors be approved by shareholders. Management's recommendation for the appointment of KPMG LLP was unanimously approved by the Audit Committee of the Board of Directors. It is expected that representatives of KPMG LLP will be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they so desire and to respond to questions.

Shareholder Proposals for the 2002 Annual Meeting

     To be considered for inclusion in next year's Proxy Statement pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission, promulgated under the Securities Exchange Act of 1934, as amended, shareholder proposals must be received at the Company's offices no later than the close of business on December 18, 2001. Proposals should be addressed to Sanford Kay, Secretary, Standard Motor Products, Inc., 37-18 Northern Boulevard, Long Island City, New York 11101.

     For any shareholder proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2002 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on March 4, 2002, and advises shareholders in the 2002 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) does not receive notice of the proposal prior to the close of business on March 4, 2002. Notices of intention to present proposals at the 2002 Annual Meeting should be addressed to Sanford Kay, Secretary, Standard Motor Products, Inc., 37-18 Northern Boulevard, Long Island City, New York 11101.

General

     The Company's 2000 Annual Report has been mailed to shareholders. A copy of the Company's Annual Report on Form 10-K will be furnished to any shareholder who requests the same free of charge (except for Exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged.)

Other Matters

     On the date this Proxy Statement went to press, management knew of no other business that will be pre-

                                   APPENDIX A

                          STANDARD MOTOR PRODUCTS, INC.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

sented for action at the meeting. In the event that any other business should come before the meeting, it is the intention of the proxyholders named in the proxy card to take such action as shall be in accordance with their best judgment.


                                        By Order of the Board of Directors

                                                 SANFORD KAY
                                                  Secretary

Dated: April 17, 2001

I. AUDIT COMMITTEE

     There shall be an Audit Committee of the Board of Directors, composed of at least three Directors, appointed annually by the Board of Directors, each of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

II. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be experts in accounting or auditing. The Audit Committee's primary duties are to:

1. Review the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

2. Review the independence and performance of the Company's independent auditors and internal auditing department.

3. Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

III. AUDIT COMMITTEE RESPONSIBILITIES

The Audit Committee's primary duties and responsibilities are to:

1. Review the annual audited financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards (SAS) No. 61.

2. Review the financial information contained in the Quarterly Reports on Form 10-Q prior to its filing or prior to the release of earnings.

3. Have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and where appropriate, replace the independent auditors.

4. Review the independent auditors audit plan and approve the fees and other significant compensation to be paid to the independent auditors.

5. Review the independent auditors' Management Letter recommendations and discuss with them the steps management has taken to implement such recommendations.

6. Review the internal audit charter and the scope of work of the internal audit department.

7. Review the significant reports to Management prepared by the internal audit department.

8. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 (added by the Private Securities Litigation Reform Act of 1995) has not been implicated.

9. Obtain reports from Management, the Company's senior internal audit executive and the independent auditor that the Company's subsidiary/ foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

10. Review and update the Audit Committee Charter periodically, at least annually, as conditions dictate. The Charter shall be submitted to the Board of Directors for approval and published at least every three years in accordance with SEC regulations.

11. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

IV. MEETINGS

     The Audit Committee shall meet as and when deemed appropriate by the Chair of the Committee, however, not less than three times annually. Three members of the Committee shall constitute a quorum for the transactions of business.

V. REPORTING OF COMMITTEE ACTIVITIES AND RECOMMENDATIONS

     The Audit Committee will maintain minutes and other relevant records of their meetings that will document its activities and recommendations. The General Auditor who shall act as Secretary to the Committee will compile said documentation.

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